                             CALAMOS OPEN-END FUNDS
                            CALAMOS CLOSED-END FUNDS

     I, James S. Hamman, Jr., Secretary of Calamos Open-End Funds and Calamos Closed-End Funds set forth in Annex A attached hereto (collectively, the "Trusts"), having its principal offices and place of business in Naperville, Illinois, hereby certify that the foregoing is a true and correct copy of the resolutions adopted at the Board of Trustees meeting of the Trusts held on December 14, 2006, and that said resolutions have not been amended or rescinded:

          WHEREAS, the Trust currently is insured under an investment company blanket bond of ICI Mutual Insurance Company (the "Bond") insuring the Trust and the other Trusts in the Calamos complex (collectively, the "Trusts") against loss in the cumulative aggregate amount of $8,575,000;

          WHEREAS, the Trust's board of directors has considered the adequacy of the Bond with due consideration to (1) the amount and type of coverage provided by the Bond, (2) the value of the assets of each Trust to which any person covered by the Bond might have access, (3) the type and terms of the arrangements made by each Trust for the custody and safekeeping of the assets of each of the Trusts, (4) the nature of the securities in each Trust's portfolio, (5) the nature and method of conducting the operations of each of the Trusts and (6) the accounting procedures and controls of each of the Trusts; and

          WHEREAS, the Trust's board of directors has considered the portion of the premium to be paid by the Trust with due consideration to: (1) the number of other parties named as insureds; (2) the nature of the business activities of such other parties named as insureds; (3) the amount of the Bond; (4) the amount of the premium for such Bond; (5) the ratable allocation of the premium among all parties named as insureds; (6) the extent to which the share of the premium allocated to each of the Trusts is less than the premium such Trust would have had to pay if it had provided and maintained a single insured bond.

          NOW THEREFORE BE IT RESOLVED, that $9,000,000 is determined to be a reasonable amount of fidelity bond coverage to be maintained by the Trusts in accordance with Section 17(g) of, and Rule 17g-1 under, the Investment Company Act of 1940, as amended (the "Investment Company Act").

          RESOLVED FURTHER, that the form of the Bond is approved.

          RESOLVED FURTHER, that the officers are authorized to renew the Bond for an additional year.

          RESOLVED FURTHER, that the proposed premium for the Bond, based on each of the Trusts' proportionate share of the premiums that would have been paid if the coverage of the Bond were purchased separately by the Trusts, is fair and reasonable to the Trust and is approved.

          RESOLVED FURTHER, that the allocation of the premium for and proceeds of recovery under the Bond in the Fidelity Bond Insurance Allocation Agreement in the form presented to this meeting is equitable to the Trust and is approved.

          RESOLVED FURTHER, that the secretary of the Trust is designated as the person to make the filings and to give the notices required by Rule 17g-1(g) under the Investment Company Act.


Dated: 3/15/07                          /s/ James S. Hamman, Jr.
                                        -----------------------------------
                                        Secretary

                                     ANNEX A

Open-End Funds
--------------
Calamos Advisors Trust ("Advisors
Trust")                                 -    Calamos Growth and Income Portfolio

Calamos Investment Trust ("Investment
Trust")                                 -    Calamos Blue Chip Fund
                                             Calamos Convertible Fund
                                             Calamos Global Growth and Income
                                             Fund
                                             Calamos Growth Fund
                                             Calamos Growth and Income Fund
                                             Calamos High Yield Fund
                                             Calamos International Growth Fund
                                             Calamos Market Neutral Income Fund
                                             Calamos Multi-Fund Blend
                                             Calamos Value Fund

Closed-End Funds
----------------
Calamos Convertible Opportunities and Income Fund ("CHI")
Calamos Convertible and High Income Fund ("CHY")
Calamos Strategic Total Return Fund ("CSQ")
Calamos Global Total Return Fund ("CGO")


                                        3